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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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    LESLIE SUSSER,                              :
                                                :    C.A. No. 17903NC
                 Plaintiff,                     :
                                                :
         -against-                              :
                                                :
    TRAVELERS PROPERTY CASUALTY                 :
    CORP., SANFORD I. WEILL, JAY S.             :
    FISHMAN, ROBERT I. LIPP, FRANK              :
    J. TASCO, DUDLEY C. MESCUM II,              :
    ARTHUR ZANKEL, KENNETH J.                   :
    BIALKIN, LESLIE D. DISHAROON                :
    and CITIGROUP INC.,                         :
                                                :
                 Defendants.                    :
                                                :
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                             CLASS ACTION COMPLAINT

         Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows;

         1. Plaintiff is a stockholder of defendant Travelers Property Casualty Corp. ("TPC" or the "Company").

         2. TPC is a corporation duly organized and existing under the laws of the State of Delaware, with its principal offices located at One Tower Square, Hartford, Connecticut 06183. TPC provides a range of insurance products and services for the commercial and consumer markets, including workers' compensations, property, liability, fidelity and surety bonds, as well as homeowners and auto insurance.

         3. Defendant Citigroup Inc. ("Citigroup") is a corporation duly organized and existing under the laws of the State Of Delaware with its principal offices located at 153 East 53rd


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Street, New York, New York 10043. Citigroup is a diversified financial services holding company that provides a range a financial services to consumer and corporate customers, including investment banking, retail brokerage, corporate banking, and cash management products and services. Citigroup and its affiliates own approximately 85 percent of TPC's total shares outstanding.

         4. Defendant Sanford I Weill is a Director of TPC and the Co-Chairman and Co-Chief Executive Officer of Citigroup.

         5. Defendant Jay S. Fishman is the President and Chief Executive Officer of TPC and Chairman of its Board of Directors.

         6. Defendant Robert I. Lipp is a Director of TPC and the Chief Executive Officer of Citigroup's Global Insurance Business.

         7. Defendant Frank J. Tasco is a Director of TPC.

         8. Defendant Dudley C. Mecum, II is a Director of TPC and a Director of Citigroup.

         9. Defendant Arthur Zankel is a Director of TPC and a Director of Citigroup.

         10. Defendant Kenneth J. Bialkin is a Director of TPC and a Director of Citigroup.

         11. Defendant Leslie B. Disharoon is a Director of TPC.

         12. The individual defendants, as officers and/or directors of TPC, and Citigroup, as controlling shareholder, have a fiduciary relationship and responsibility to plaintiff and the other public stockholders of TPC and owe to them the highest



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obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

         13. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common stockholders of TPC, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

         14. This action is properly maintainable as a class action because:

             a. The Class is so numerous that joinder of all members is impracticable, There are hundreds of TPC stockholders of record and many more beneficial owners who are located throughout the United States;

             b. There are questions of law and fact which are common to the Class, including: whether Citigroup has acted in a manner calculated to benefit itself at the expense of TPC public stockholders; and whether plaintiff and the other members of the Class would be irreparably damaged if Citigroup is not enjoined from committing the wrongs complained of herein;

             c. Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making



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appropriate final injunctive relief with respect to the Class as a whole; and

         d. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

                                CLAIM FOR RELIEF

         15. Approximately 85% of TPC's total shares outstanding are owned by Citigroup and its affiliates.

         16. On March 21, 2000, Citigroup announced that it intends to make a cash tender offer to acquire each share of TPC that it does not already own for $41.50 cash per share. The transaction was already approved by a "Special Committee" allegedly comprised of "independent" TPC directors.

         17. Citigroup has timed the proposal to freeze out TPC's public shareholders in order to capture for itself TPC's future potential without paying an adequate or fair price to the Company's public shareholders.

         18. Citigroup timed the announcement of the proposed buyout to place an artificial lid on the market price of TPC's stock so that the market would not reflect TPC's improving potential, thereby purporting to justify an unreasonably low price.



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         19. Citigroup has access to internal financial information about TPC, its true value, expected increase in true value and the benefits of 100% ownership of TPC to which plaintiff and the Class members are not privy. Citigroup is using such inside information to benefit itself in this transaction, to the detriment of the TPC's public stockholders.

         20. Citigroup has clear and material conflicts of interest and is acting to better its own interests at the expense of TPC's public shareholders. Citigroup has voting control of the Company and controls it proxy machinery. It has selected and elected all of TPC's directors who are beholden to Citigroup for their offices and the valuable perquisites which they enjoy therefrom.

         21. Citigroup, with the acquiescence of the directors of TPC, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Citigroup and the individual defendants have breached and are breaching their fiduciary duties to the members of the Class.

         22. Unless the proposed buyout is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

         23. Plaintiff has no adequate remedy at law.

         WHEREFORE, plaintiff prays for judgment and relief as follows:



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         A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

         B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction;

         C. In the event the proposed buyout is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

         D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

         E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and

         F. Granting such other and further relief as to the Court may seem just and proper.

Dated: March 21, 2000
                                            ROSENTHAL, MONHAIT, GROSS &
                                              GODDESS, P.A.

                                            By: /s/ illegible
                                               --------------------------------
                                            919 North Market Street
                                            Suite 1401, Mellon Bank Center
                                            Wilmington, Delaware 19899
                                            (302) 656-4433
                                            Attorneys for Plaintiff

OF COUNSEL:

ABBEY GARDY & SQUITIERI LLP
212 East 39th Street
New York, New York 10016
(212) 889-3700

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